Janus Ethics Rules

HK

Personal Trading Policy
Gift and Entertainment Policy
Outside Business Activity Policy

Revised January 1, 2013

JANUS CAPITAL Group

Table of Contents

Introduction	3

Personal Trading Policy	5

Personal Trading Profiles	5

Caution Regarding Personal Trading Activities	6

General Prohibitions	6

Personal Trading – Reporting Requirements	7

Account Disclosures	7

Duplicate Statements	8

Holdings Disclosures	8

Personal Trading – Transactions in Janus Funds	9

Ninety Day Rule	9

Investment Persons Janus Funds Semi-Annual Certification	9

Personal Trading – Transactions in Covered Securities	10

Covered Securities	10

Preclearance Requirements for Access and Investment Persons	11

Blackout Periods for Trading in Covered Securities	12

Sixty Day Rule – Prohibition on Short Term Profits	12

Best Price Rule	12

Pre-Approved ETF List	13

Portfolio Manager and Research Analyst Trading Rules	13

Research Analyst Conflict Disclosure	13

Excluded Transactions	14

Discretionary Accounts	14

Personal Trading – Transactions in Janus Capital Group (JNS) Securities	15

Restricted Person Rules for Trading JNS	15

Section 16 Requirements	16

Gift and Entertainment Policy	17

Prohibitions	17

Gifts	18

Entertainment	19

Business Accommodations	19

Disclosure Requirements	20

ERISA Plan Prohibitions	20

Outside Business Activity Policy	21

Disclosure Requirements	21

Non-Profit Organizations	21

Pre-Approval Required	21

Janus Fund Trustees	22

Communications with the Janus Investment Team	22

Reporting Requirements for Trustees	22

Trading Rules for Trustees	22

Gifts and Entertainment Policy for Trustees	23

Janus Capital Group Directors	24

Enforcement Guidelines	25

Ethics Committee Sanctions	25

Additional Sanctions	26

Reporting Violations	26

Glossary	27

Appendix A – Securities Matrix	29

Appendix B – Pre-Approved ETF List	31

Introduction

As an investment adviser, Janus is entrusted with the assets of our Clients for investment purposes. As a result, it is critical that the interests of our Clients be placed before our own and that any personal activities or securities transactions are conducted in a manner as to avoid even the appearance of a conflict of interest.

The Janus Ethics Rules serve as a set of guiding principles to ensure that when we enter into personal transactions and other activities, our Clients are first and foremost in our minds. Complying with the Ethics Rules is a key part of earning and keeping our Clients’ trust. To protect this trust, we will hold ourselves to the highest ethical standards.

Our Commitment to Ethical Standards

The Janus Ethics Rules help ensure that our professional and personal conduct preserves Janus’ integrity and reputation. These Ethics Rules apply to all employees and contractors at Janus, INTECH, Perkins and our other U.S. and international affiliates (collectively referred to as “Janus,” “we,” “our” and “Company”). Portions of these Ethics Rules may also apply to others including certain members of your family. Our Ethics Rules include our:

—	Personal Trading Policy
—	Gifts and Entertainment Policy
—	Outside Business Activity Policy

Know the Ethics Rules

— Read, understand and comply with the Ethics Rules

— Seek help if you have questions about the Ethics Rules

— Certify annually that you reviewed and agree to comply with the Ethics Rules

Janus created the Ethics Rules to abide by SEC rules for registered investment advisers and registered investment companies that are designed to prevent fraudulent, deceptive and manipulative trading practices by our employees. Compliance with these rules requires adopting a written code of ethics, maintaining certain records and enforcing the code of ethics. The administration and monitoring of our Ethics Rules is the responsibility of Compliance with oversight by the Ethics Committee.

Janus Fund Trustees and Janus Capital Group Directors must also adhere to applicable portions of our Ethics Rules. These are outlined in the Trustees’ and Directors’ section of this document.

Q What is the Ethics Committee?

A     The Ethics Committee is comprised of senior leaders throughout Janus Capital Group. The Committee meets quarterly or more often as needed, to review potential violations of our Ethics Rules, our Corporate Code of Business Conduct and other related policies.

Your Commitment to Ethical Standards

You are required to conduct Janus’ business with the highest ethical and legal standards. Ethical standards to which we are committed, and for which you are individually accountable, include:

—	Placing the interests of our Clients first.
—	Complying with legal regulations.
—	Acting with the highest degree of ethical standards.
—	Avoiding or, where applicable, disclosing conflicts of interest.
—

Safeguarding material, non-public information regarding Janus and our Clients, including current portfolio transactions, except under the Portfolio Holdings Disclosure Policies which can be found on My Janus > Company Policies.

Personal Trading Policy

The Personal Trading Policy requires that you disclose investment accounts for you and those living with you and, depending on your Personal Trading Profile, the securities and transactions in those accounts must also be disclosed. These disclosures must be completed within ten days of your hire date and certified to annually thereafter. Janus monitors your compliance with the Ethics Rules using an online system, MyComplianceOffice.

Personal Trading Profiles

Compliance assigns you a Personal Trading Profile based on your function and access to information such as portfolio holdings and Client trading information. Your profile determines which personal trading rules apply to your trading activity. The potential for conflict between personal trading and Client trading is the greatest for employees who have significant knowledge about Client trading and therefore those employees have more extensive trading restrictions. Certain departments, or levels, will have the same profile, regardless of individual knowledge. The Personal Trading Profiles are as follows:

Non-Access Person: You are a Non-Access Person if you do not have access to non-public information regarding the portfolio holdings or trading of securities in Client accounts.

Access Person: You are an Access Person if you have access to non-public information regarding the portfolio holdings or trading of securities in Client accounts.

Investment Person: You are an Investment Person if you have access to non-public information regarding portfolio holdings and:

—	have access to information regarding active trades or recommendations for future trades,
—	make, or participate in making, decisions regarding the trading of securities in any Client account, or
—	assist in the trading process.

Q How do I find out what my Personal Trading Profile is?

A Your profile is listed under “More Details” on your People Finder page.

Examples of Personal Trading Profiles by Department:
Non-Access Persons • Fund Services • Human Resources	Access Persons • Corporate Accounting • Fund Accounting • Global Operations • Institutional Sales • Internal & External Sales • Legal • Marketing	Investment Persons • Compliance • Investments • Product Development • Trade Operations • Executive Committee Members

Caution Regarding Personal Trading Activities

Access and Investment Persons are subject to significant trading restrictions in the Personal Trading Policy. It is important to understand that under certain circumstances you may not be able to close out or sell your position in a security due to our Personal Trading Policy. If this happens, Janus will not reimburse you for your personal losses. In addition, in some instances the Personal Trading Policy may require you to surrender profits realized in connection with a transaction. When this happens, you will be asked to pay the money to a charitable organization selected by the Ethics Committee.

General Prohibitions

•	You may not purchase securities in an Initial Public Offering (IPO).
•	You may not profit, or cause others to profit, based on your knowledge of completed or contemplated Client transactions.
•	You may not engage in fraudulent conduct in connection with the trading of securities in a Client account.
•	You may not personally benefit by causing a Client to act, or fail to act, in making investment decisions.
•	You are prohibited from conducting personal trades with an individual trader who also trades securities on behalf of Janus and our Clients.

Personal Trading – Reporting Requirements

Account Disclosures

Regardless of your personal trading profile, you must disclose all brokerage accounts in which you have Beneficial Ownership. Additionally, you must disclose any account which holds or can hold Janus products (e.g., mutual funds, hedge funds or subadvised products).

Q	What is Beneficial Ownership?

A

You are the beneficial owner of any account in which you have a direct or indirect financial interest. This includes accounts held in the name of:

•   your spouse or equivalent domestic partner

•   your minor children

•   a relative sharing your home

•   trusts for which you are a beneficiary

If you open a new brokerage account, Janus Fund account, or purchase a Janus subadvised product during your tenure with Janus, you must immediately disclose the account to Compliance.

FINRA registered employees must also inform the brokerage firms where they have personal accounts that they are registered with Janus Distributors LLC.

Q	I am opening a new account and a question on the application asks if work for a brokerage firm. How should I answer?

A	Answer “Yes.” Janus is a financial services firm and has an affiliated broker-dealer, Janus Distributors LLC.

Duplicate Statements

Once you have disclosed your accounts, Compliance will notify your broker and request duplicate statements and confirmations. You must allow your brokers or financial institutions to provide this information. If your broker is unable or unwilling to do this or if you have investments that are not reported through your brokerage accounts (e.g., private placements, inheritances or gifts), you must provide these statements and confirmations to Compliance within thirty (30) days after the end of each calendar quarter.

Holdings Disclosures

All Access and Investment Persons must also disclose any Covered Securities held in your accounts. Examples of Covered Securities include:

•	stocks
•	bonds
•	exchange traded funds (ETFs)
•	hedge funds
•	private placements/limited offerings

Access and Investment Persons’ trades in Covered Securities are subject to additional restrictions including preclearance requirements. See Transactions in Covered Securities for more information.

Q	I have a 401(k) account from my previous employer. Do I need to disclose it?

A	Only if the account holds the previous employer’s stock or Janus Funds, or if it has full brokerage options. Accounts that only hold non-Janus mutual funds do not require disclosure.

Q	I own stock shares that are still in certificated form. Do I need to disclose them?

A	Yes. Even if the securities are held outside of a brokerage account, you must disclose them in MyComplianceOffice.

Personal Trading – Transactions in Janus Funds

You may choose to invest personally in Janus Funds, either through our 401(k) plan, a retail direct account, or an intermediary firm. While you are not required to preclear your transactions in Janus Funds, you must report all accounts that you beneficially own with holdings in Janus Funds.

All Janus Funds (with the exception of the money market funds) are intended for long-term investment purposes. Like any Janus Fund shareholder, you are required to adhere to the Excessive Trading Policies and Procedures in the Janus Funds’ prospectuses. Additionally as a Janus employee, you are also subject to the rules below.

Ninety Day Rule

Trading in and out of Janus Funds within 90 days is discouraged. If you do, then you must surrender any profits resulting from the purchase and subsequent sale, or sale and subsequent purchase, of the same fund. The ninety day period starts on the day of the original transaction. The Ninety Day Rule does not apply to systematic transactions such as payroll deduction, automatic monthly investments, or 401(k) contributions. However, it does apply to all other non-systematic transactions, including manual rebalancing. Profit calculations are determined by the Last-in, First-out (LIFO) method.

Q	I have an emergency and need to raise cash. Is it possible to request a waiver of the Ninety Day Rule?

A	Yes, contact compliance@janus.com and they will present your request to the Ethics Committee which may grant an exception or waiver based on your circumstances.

Investment Persons Janus Funds Semi-Annual Certification

Trading Janus Funds based on knowledge of material, non-public information is prohibited. Semi-annually, each Investment Person certifies in MyComplianceOffice whether or not their directed transactions in Janus Funds were made based on knowledge of material, non-public information.

Personal Trading – Transactions in Covered Securities

The trading restrictions of the Ethics Rules are designed to mitigate or eliminate any potential conflict that may occur between personal securities trading by Access and Investment Persons and Janus’ security trading. The following restrictions apply to all personal trading in Covered Securities by Access and Investment Persons in accounts they beneficially own.

Q	Why is my spouse required to follow Janus’ personal trading restrictions?

A

Because you are in a position to influence the trading in your spouse’s accounts. In addition, the SEC defines beneficial ownership to include accounts held in the name of a spouse or equivalent domestic partner.

Covered Securities

Covered Securities generally include all individual securities, whether publicly or privately traded, and any derivative thereof. The table below illustrates commonly traded securities and whether they are considered Covered Securities or Non-Covered Securities under our Ethics Rules. Please refer to Appendix A for a more complete list.

•	Covered Securities • Stocks • Corporate Bonds • Municipal Bonds • REITs • Private placements • Hedge funds • Closed-end funds • ETFs	Non-Covered Securities • Mutual funds (open-end) • CDs • U.S. Treasury Notes • TIPS • UITs • Commodities • Currency or commodities futures

Preclearance Requirements for Access and Investment Persons

Requesting Preclearance

As an Access/Investment Person, you and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in Covered Securities via MyComplianceOffice, unless the transaction meets one of the provisions noted in the Excluded Transactions section.

Q	How long does the preclearance process take?

A	The process depends on your Personal Trading Profile and the specific security you are trading. In general, it can take up to one week to receive approval. Contact compliance@janus.com with questions.

Four-Day Trading Window

After submitting your request in MyComplianceOffice, Compliance will notify you by email if it has been approved or denied. If your request is approved, you have four (4) business days (from and including the day you are notified) to execute the trade. Open orders, including stop loss orders, are generally not allowed unless the order is completed within the four-day period. You must re-submit a request for approval for transactions not executed within the four day effective period.

Option Contracts

If your request is for an option contract, you must include all details of the trade in the request. This includes information on the type of option (call/put), whether you are the buyer (holder, long, debit), or the seller (writer, short, credit), the strike price, and the expiration date. If you receive approval for the initial option contract, then the preclearance requirement and four-day trading window does not apply if the option is called or assigned in accordance with the initial terms of the contract. However, if you wish to exercise the option outside of the initial call or assignment terms, additional preclearance is required and the four-day trading window applies. Requests for the purchase or sale of option contracts will be declined if the expiration date occurs within 60 days of the initial contract date.

Blackout Periods for Trading in Covered Securities

Generally, Access and Investment Persons will not be granted preclearance to trade in a Covered Security when there is a pending buy or sell order for a Client in that same security. Additionally, Investment Persons will generally not be granted preclearance to trade in a Covered Security within seven (7) calendar days before or after a Client trade in the same security.

Q	I have tried to sell a holding for the past several weeks and we are always actively trading it so my request was denied. What are my options?

A	Contact compliance@janus.com and they will help you request a waiver of the blackout period depending on the circumstances. Other rules may still apply, such as the Best Price Rule.

Sixty Day Rule – Prohibition on Short Term Profits

Because Janus focuses on long term investing for our Clients, we discourage short term personal trading. Access and Investment Persons are required to surrender of any profits resulting from the purchase and sale, or sale and purchase, of the same Covered Security within sixty (60) calendar days. Calculations are determined by the Last-in, First-out (LIFO) method. The prohibition includes short sales and the corresponding buy to cover the transaction if they occur within sixty days of each other.

Best Price Rule

In some cases, you will receive preclearance to trade in a security and then the same security will later be traded in a Janus Client Account. If you buy or sell a Covered Security within one (1) business day (Access Persons) or five (5) business days (Investment Persons) before the same security is bought or sold on behalf of any Client, you must surrender any price advantage realized.

Pre-Approved ETF List

The Pre-Approved ETF List (Appendix B) is comprised of certain large market index, commodity and treasury exchange traded funds. Securities on this list are exempt from the Preclearance, Sixty-Day and Best Price Rules, but are still subject to the Reporting Requirements. The list is reviewed and approved quarterly by the Janus and Perkins CIOs, the VP of Equity Trading and the Ethics Committee.

Portfolio Manager and Research Analyst Trading Rules

Portfolio Managers are generally prohibited from trading personally in any Covered Securities. Research Analysts are generally prohibited from trading personally in Covered Securities that are within the sector they cover.

However, the following types of transactions are exempt from the trading ban, but may be subject to other rules such as preclearance and the Best Price Rule:

1.	The purchase or sale of Non-Covered Securities or Janus Capital Group (JNS) securities.
2.	The sale of any security that is not held by any Client.
3.	The sale of any security in order to raise capital to fund a significant life event.
4.	The purchase or sale of any security that is not a permissible investment for any Client.
5.	The purchase or sale of long-only positions in ETFs on the Pre-Approved ETF list

Research Analyst Conflict Disclosure

If you are making a recommendation to invest in securities for a Client, and you have a material interest in the security or issuer of the security, you must disclose such interest to the Investment Team with your recommendation.

Excluded Transactions

The following transactions are excluded from the Covered Securities trading restrictions:

—	Transactions involving futures or options in foreign currencies.

—	The acquisition of:

¡	securities as a result of a Corporate Action

¡	securities as a result of a gift or inheritance

¡	an employer’s securities through an employer retirement plan such as 401(k) plan or stock purchase plan

(Note: The subsequent sale of any securities acquired is subject to all of the trading restrictions of the Personal Trading Policy.)

—	Gifts of Covered Securities to eligible charitable organizations.

Discretionary Accounts

The trading restrictions on Covered Securities do not apply to any investment vehicle for which you have no direct or indirect influence or control. Examples include adviser-managed accounts, discretionary brokerage accounts, or investment clubs where you do not have the ability to make investment recommendations. In order to rely upon this provision you must receive approval from the Ethics Committee. To receive approval, you must submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your adviser or other designee.

Once an account is approved as a discretionary account (also called Non-Influence/Non-Control or NINC), you must provide Compliance with duplicate account statements and trade confirmations.

Discretionary accounts are prohibited from purchasing securities in IPOs. Additionally, because discretionary accounts are subject to preclearance requirements for trades in JNS securities, you should not hold JNS securities in these accounts.

Personal Trading – Transactions in Janus Capital Group (JNS) Securities

Janus Capital Group (JNS) is a publicly traded company and, as an employee or contractor of Janus, all of your trades in securities issued by JNS are monitored. You may not engage in transactions in JNS securities if they are speculative in nature. For example, speculative trading includes short sales, transactions in “put” or “call” options or similar derivative transactions. You also are discouraged from short term trading in JNS securities.

Insider trading laws prohibit the trading of securities based on your knowledge of material, non-public information. If you routinely have access to material, non-public information regarding JNS, you are deemed a Restricted Person and are subject to the additional policies outlined below.

Q	What is Material, Non-Public Information (MNPI)?

A

Information should be considered “material” if a reasonable investor would consider it important in making his or her decisions to buy, sell or hold the securities. Either good news or bad news may be material.

Information remains “non-public” until it has been broadly disclosed to the marketplace (such as by press release or public filing with the SEC) and the investing public has had time to fully absorb the information.

Restricted Person Rules for Trading JNS

Preclearance

As a Restricted Person, you and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in JNS securities via MyComplianceOffice. This includes in-kind charitable gifts of JNS securities. Compliance typically notifies you of your approval or denial within 24 hours.

The acquisition of JNS stock through Janus’ Employee Stock Purchase Plan (ESPP) or the grant of JNS securities as part of a compensation or benefit plan does not require preclearance.

Window Period

As a Restricted Person, you may only trade in JNS during the Window Period. The Window Period generally opens the day after JNS publicly announces its quarterly earnings and closes ten (10) calendar days prior to each quarter end. Unless you have received permission from Compliance, you may not trade JNS securities outside the Window Period.

Section 16 Requirements

Certain Officers and all Directors are considered “company insiders” under Section 16 of the Exchange Act. Any transaction in JNS securities by these individuals requires additional reporting to the SEC.

If you are a Section 16 Officer, we will provide you with a copy of the Section 16 Policy and compliance with the provisions of that Policy is required.

Gift and Entertainment Policy

The Gift and Entertainment Policy is applicable to all employees of Janus. Our policy applies to any gifts or entertainment you give to or receive from a Client or Business Relationship. You must adhere to our Gift and Entertainment Policy and ensure that your activity does not raise any question of impropriety. A question of impropriety occurs if a gift influences or gives the appearance of influencing the recipient.

Some Janus business units have supplemental policies regarding gifts and entertainment, which may require additional reports or approvals. You are responsible for knowing the policies of your business unit that are applicable to you. Only the Chief Compliance Officer or your Compliance Representative is authorized to grant waivers of this policy. All waivers are submitted to the Ethics Committee for review.

Prohibitions

You may not:

•	Give or receive cash, loans or personal services on behalf of Janus, even if these fall within the dollar limits outlined below.
•	Receive special discounts unless they are available to all other Janus employees (i.e., a discount coupon from a retail store).
•	Give or receive a gift if it could be perceived by others as engaging in bribery or a consideration for a business favor.
•	Request a gift, such as tickets to a sporting event.

Gifts

A gift is any item of value that is given to or received from a Client or Business Relationship.

Limits on Gift Giving and Receiving

In general, the annual limit for gift giving or receiving is $100. Neither you nor members of your immediate family should give or receive any gift or series of gifts to or from any single Client or Business Relationship valued in excess of $100 per calendar year.

You may accept a token gift only when the value involved is not material and clearly will not place you under any real or perceived obligation to the donor or raise any question of impropriety. In the event the aggregate fair market value of all gifts received by you from any single Business Relationship is estimated to exceed $100 per year, you must immediately notify your manager. Gifts are considered material in value if they influence or give the appearance of influencing the recipient. Managers who receive a notification must report this information to the Chief Compliance Officer or your Compliance representative.

Charitable Contributions on Behalf of Clients

You must obtain advance approval from Compliance before making a charitable contribution on behalf of a Client or financial intermediary.

Q	I would like to provide an international business relationship with a gift but I think the rules are different internationally. Is it still ok?

A	Always check with your Compliance or Legal Representative before giving a gift or anything of value to an international business relationship.

Entertainment

Entertainment includes items such as a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party or other comparable events. In order to qualify as entertainment the offerer must attend the event with you. Otherwise, it is considered a gift.

In general, providing or receiving entertainment is permissible so long as it is:

—	business related (offerer must attend with recipient)

—	reasonable in cost

—	appropriate as to time and place

—	infrequent

Limits

Generally, the limit for providing or receiving entertainment is $300 per event for an individual and up to $600 per event for the individual and their guest. These limits apply to the total market value (not face value) of the outing, including meals, travel (airfare/hotels/cars), sporting events, limo rides, etc. The aggregate value of all such benefits may not exceed $1,500 per Business Relationship, per calendar year.

Q	A broker offered me two tickets to a hockey game, worth $125 each. Can I accept them?

A

If the broker is not attending with you, the tickets are considered a gift and not allowed because it is over the $100 limit. If the broker is in attendance, this is considered entertainment and is allowed because it is below the $300 limit.

Business Accommodations

Travel Expenses

In general, Janus must pay for all business related travel and lodging expenses for employees. For example, when you are invited to tour a company’s facilities or meet with representatives of a company, Janus, and not the company, must pay for your travel and lodging expenses. A Business Relationship may pay for certain travel expenses that are not readily ascertainable or are considered insubstantial (for example, a shared cab fare).

Conferences and Industry Events

Janus employees are frequently requested to speak at industry conferences and events. In some situations the speech or appearance involves travel, lodging, entertainment or other customary speaker amenities (business accommodations). If the Business Relationship offers to pay for all or a portion of the business accommodations and the amount exceeds the Gift and Entertainment Policy, you are required to have the payment pre-approved by both your manager and the Chief Compliance Officer or your Compliance representative.

Disclosure Requirements

You are required to promptly disclose gifts, entertainment and/or business accommodations received if the value is greater than $50. Certain members of the Investment Team are required to report each month any gifts and entertainment received.

All employees are required to certify annually that any gifts and entertainment received complied with our policy.

All disclosures and certifications are completed in MyComplianceOffice.

ERISA Plan Prohibitions

You are prohibited from receiving any gifts or entertainment if the gift or entertainment is based in whole or in part on the amount of business Janus conducts with ERISA Plans, either directly or indirectly through intermediaries. However, this prohibition does not apply if you would have received the gift or entertainment regardless of whether Janus provided services to an ERISA Plan and the gift or entertainment cannot be reasonably allocated to Janus’ services.

Outside Business Activity Policy

Your business activity outside of your relationship with Janus may create or appear to create a conflict of interest. In order for Janus to identify and mitigate actual or potential conflicts of interest, Compliance and the Ethics Committee review all your outside business activities.

Disclosure Requirements

If you are engaged in any business activity outside the scope of your relationship with Janus either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise, you are required to disclose this activity in MyComplianceOffice.

Non-Profit Organizations

You are not required to disclose activity that is exclusively charitable, civic, religious or fraternal and is recognized as a tax exempt 501(c)3 organization. While these positions do not require disclosure, you may not provide investment advice specific to security or issuer selection.

Pre-Approval Required

Pre-approval from the Ethics Committee is required before engaging in any securities-related employment or employment that could be viewed as being a conflict of interest. As a general rule, employees are not allowed to serve on the board of directors of any publicly-traded company.

Q	I’ve just applied to work at a local department store on weekends during the holidays to earn some extra income. Do I need to disclose that?

A	Yes. Any outside employment, regardless of the industry, needs to be disclosed in MyComplianceOffice.

Janus Fund Trustees

The following provisions apply to the Independent Fund Trustees of the Janus Investment Fund and the Janus Aspen Series. Interested Trustees are subject to the provisions of the Ethics Rules that apply to their Personal Trading Profile.

Communications with the Janus Investment Team

Janus provides regular information about investment activities in board meetings, meetings of the Trustees’ Investment Oversight Committee where portfolio managers meet and present to the Trustees, on the Trustee website, and ongoing communications between Janus and the Trustees. In addition, Janus personnel respond to inquiries from Trustees, particularly as they relate to general strategy considerations or economic or market conditions affecting the Funds. The mutual funds holdings disclosure policy specifically provides that, for legitimate business purposes, the Trustees may receive non-public portfolio holdings. With regard to specific holdings, however, Janus typically does not communicate specific trading or holdings information to Trustees except as set forth above and in accordance with the policy. Any pattern of repeated requests for specific trading information not in accordance with the mutual funds holdings disclosure policy will be reported to the Chief Compliance Officer.

Reporting Requirements for Trustees

Account Disclosure

As a Fund Trustee, you must disclose to Compliance any new and existing accounts in which you have beneficial ownership through which shares of Janus Funds are held. You must complete the disclosures, and certify annually thereafter, in MyComplianceOffice. In addition, you must allow your brokers or financial institutions to provide duplicate account statements to Compliance.

Trading Rules for Trustees

Trades in Covered Securities

You must refrain from trading in a Covered Security when you have knowledge of Janus trading recommendations for that security. Additionally, you must certify annually that you adhered to this requirement.

Janus Mutual Funds – Ninety Day Rule

Trading in and out of Janus Funds within 90 days is discouraged. If you do, then you must surrender any profits resulting from the purchase and subsequent sale, or sale and subsequent purchase. The Ninety Day Rule does not apply to systematic transactions such as payroll deduction, automatic monthly investments, or 401(k) contributions. However, it does apply to all other non-systematic transactions including periodic rebalancing. Profit calculations are determined by the Last-in, First-out (LIFO) method.

JNS Securities

Fund Trustees are prohibited from owning Janus Capital Group (JNS) securities.

Gifts and Entertainment Policy for Trustees

Gifts

As a Fund Trustee, you are prohibited from soliciting gifts or entertainment from Janus. You may not receive more than $100 in gifts in a calendar year from Janus. Gifts are things of value received where there was no direct meeting with Janus.

Entertainment

You may attend Janus hosted events, (such as occasional meals, sporting events, theater/Broadway shows, golf outings, an invitation to a reception or cocktail party or comparable entertainment where Janus personnel are in attendance). The maximum per outing is a $300 value and, if applicable, a $600 value for you and your guest. The limits apply to the total market value cost (not face value) of the outing, including meals, travel (airfare/ hotels/ cars), sporting events, limo rides, etc. The aggregate value of all such benefits may not exceed $1,500 per calendar year. These limitations do not apply to meals served in conjunction with board meetings.

Certification Requirements

You must certify, at least annually, that any gifts and entertainment received from Janus were in accordance with this policy.

Janus Capital Group Directors

The following rules apply to the Directors of Janus Capital Group.

Janus Mutual Funds – Ninety Day Rule

Trading in and out of Janus Funds within 90 days is discouraged. If you do, then you must surrender any profits resulting from the purchase and subsequent sale, or sale and subsequent purchase. The Ninety Day Rule does not apply to systematic transactions such as payroll deduction, automatic monthly investments, or 401(k) contributions. However, it does apply to all other non-systematic transactions including periodic rebalancing. Profit calculations are determined by the Last-in, First-out (LIFO) method.

Trading in JNS Securities

Insider trading laws prohibit the trading of securities based on your knowledge of material, non-public information. Since you routinely have access to material, non-public information regarding Janus, you are deemed an Insider and a Restricted Person and are subject to the policies outlined below.

As a Director and Section 16 officer of Janus:

1.	You are required to preclear any JNS transactions and to file reports relating to your JNS ownership;
2.	You are liable to the Company for any “profits” made on six (6) month short swing transactions (i.e., a sale and a purchase, or a purchase and a sale, occurring within a six (6) month period) in JNS; and
3.	You are prohibited from engaging in short sales of JNS.

Our Ethics Rules prohibit short term trading in JNS and JNS transactions that are speculative in nature. Speculative trading is characterized by short sales, transactions in “put” or “call” options or similar derivative transactions.

Janus allows you to trade in JNS only during the Window Period. The Window Period generally opens the day after Janus publicly announces its quarterly earnings and closes ten (10) calendar days prior to each quarter end. Unless you have received permission from Compliance, you may not trade JNS outside the Window Period. Non-discretionary transactions in JNS securities do not require preclearance (e.g., the grant of JNS as part of a compensation or benefit plan).

Enforcement Guidelines

Ethics Committee Sanctions

If you violate any of the requirements, restrictions or prohibitions of the Ethics Rules, you may be subject to sanctions imposed by the Ethics Committee. The Ethics Committee will use the following guidelines for recommending remedial actions for individuals who violate or disregard the Ethics Rules. The guidelines are designed to promote consistency and uniformity of sanctions and disciplinary matters. The severity of the disciplinary action taken will vary based on factors considered relevant by the Ethics Committee including:

—	if the violation was a technical violation of the Ethics Rules or an inadvertent oversight,
—	whether the violation was due to the employee’s actions or that of a family member, and
—	if there is a pattern of violations.

All material violations of the Ethics Rules and any sanctions imposed will be reported periodically to the Fund Trustees.

Deviations from the Best Price, Sixty Day and Ninety Day Rules are not considered violations under the Ethics Rules and, generally, are not subject to the enforcement guidelines.

Procedures

Upon learning of a potential violation of the Ethics Rules, Compliance will notify the employee and provide a written recommendation of action to the Ethics Committee. The Ethics Committee has full discretion to approve such recommendation or impose other sanctions it deems appropriate. These sanctions may include, without limitation:

—

Memorandum of warning or reprimand that generally reinforces the person’s responsibilities under the Ethics Rules, educates the person on the severity of the violation, and informs the person of the possible penalties for future violations of the Ethics Rules

—	Requirement to repeat the applicable portion of Ethics Rules Training
—	Attendance at a meeting with the person’s manager and Compliance representative
—	Suspension of personal trading privileges
—	Withholding of unearned bonus payments
—	Termination of employment

Additional Sanctions

In addition to the above disciplinary sanctions, the Ethics Committee may require the surrender of any profits realized in connection with a violation. Profits collected are donated to a charitable organization selected by the Ethics Committee. The Ethics Committee may impose any sanctions, including termination, immediately and without notice if it determines that the severity of any violation or violations warrants such action. All sanctions imposed are documented and maintained by Compliance and are reported to the Fund Trustees and Human Resources.

Reporting Violations

If you become aware of violations or potential violations of our Ethics Rules or applicable legal and regulatory requirements by Janus personnel, you are required to report these issues to your supervisor, Compliance or Legal representative. You may also make anonymous reports of possible violations by calling 1-800-326-LOSS (U.S. employees) or 001-770-613-6374 (non-U.S. employees). An employee who in good faith reports illegal or unethical behavior will not be subject to reprisal or retaliation for making a report. Report any concern about retaliation immediately. Retaliating against employees for reporting possible violations of our Ethics Rules will result in disciplinary action.

Glossary

Access Person

An employee or contractor who has access to non-public information regarding the portfolio holdings or trading of securities in Client accounts

Beneficial Ownership

You are the beneficial owner of any account in which you have a direct or indirect financial interest. This includes accounts held in the name of your spouse or equivalent domestic partner, your minor children, a relative sharing your home or trusts for which you are a beneficiary.

Business Relationship

Any one person or entity that does or seeks to do business with or on behalf of Janus or any Client.

Clients

All mutual funds advised or subadvised by Janus or its subsidiaries and individual and institutional advisory clients of Janus.

Corporate Action

A corporate action is an event initiated by an issuer that can result in a change to its shareholders’ ownership. Examples include stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations.

Covered Securities

Generally, all securities, whether publicly or privately traded and any derivative thereof. The following investments are not Covered Securities:

1.	Shares of registered open-end investment companies (e.g., mutual funds) and shares of unit investment trusts that invest exclusively in registered open-end investment companies.

2.	Direct obligations of the U.S. government (e.g., Treasury securities) or any derivative thereof.

3.	High-quality short-term debt instruments, such as bank certificates of deposit, banker’s acceptances, repurchase agreements, and commercial paper.

4.	Insurance contracts, including life insurance or annuity contracts.

5.	Direct investments in real estate, private business franchises or similar ventures.

6.	Physical commodities or any derivatives thereof.

Directors

Members of the Board of Directors of Janus Capital Group.

Independent Fund Trustees

Trustees of the Janus Investment Fund and the Janus Aspen Series who hold no positions within Janus Capital Group.

Interested Fund Trustees

Trustees of the Janus Investment Fund and the Janus Aspen Series who also hold a position within Janus Capital Group.

Investment Person

An employee who:

—	has access to information regarding portfolio holdings, active trades or recommendations for future trades
—	makes or participates in making, decisions regarding the trading of securities in any Client account, or
—	assists in the trade process.

Janus

Janus Capital Group and all of its subsidiaries.

Janus Funds

The funds included in the Janus Investment Fund, the Janus Aspen Series, Janus Capital Funds Plc and any other mutual fund or unregistered product to which Janus or subsidiary is the adviser or sub-adviser.

Restricted Person

Any Director or officer of Janus Capital Group and any employee or contractor who has direct or indirect access to material, non-public information regarding JNS.

Significant Life Event

Purchase of a home or payment of medical or education expenses.

Window Period (for JNS trades)

The Window Period generally opens the day after JNS publicly announces its quarterly earnings and closes ten (10) calendar days prior to each quarter end.

Appendix A – Securities Matrix

Type of Security	Is Reporting Required?	Is Preclearance Required?
American Depository Receipts/shares/Units (ADRs/ADSs/ADUs)	Yes	Yes (against underlying security and ADR/ADU)
Annuities - Fixed	Only if Janus Products are available as an investment option	No
Annuities – Adjusted
Bonds and other debt instruments, including, but not limited to: - Corporate - U.S. Guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.) - Municipal - Closely Held	Yes	Yes
Bonds and other direct debt instruments of the U.S. Government: (e.g., Treasury notes, bills bonds or STRIPS)	No	No
Bonds - convertible	Yes	Yes (against both underlying stock and convertible debt)

Bank Certificates of Deposit, Savings Certificates, checking and savings accounts and money market accounts, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements.

	No	No
Derivatives (DEC, ELKS, PRIDES, etc.)	Yes	Yes (against underlying stock an derivative)
Exchange Trade Funds (ETFs) and Exchange Trade Notes (ETNs)	Yes	Yes (except those on the Pre-Approved ETF List)

Type of Security	Is Reporting Required?	Is Preclearance Required?
Futures: physical commodities, currencies or any derivatives thereof	No	No
Futures: other than previously listed	Yes	Yes
Hedge Funds	Yes	Yes
Initial Public Offerings	Prohibited	Prohibited
Janus Company Stock (JNS)	Yes	Yes (speculative trading is prohibited)
Janus Company Stock Options (obtained as part of an incentive plan)	Yes Once the options have become exercisable	Yes
Janus Mutual Funds and Janus subadvised products	Yes	No
Life Insurance	Only if Janus products are available as an investment option	No
Limited Offerings	Yes	Yes
Managed or Wrap Accounts	Yes	Yes
Mutual Funds – Non-Janus, open-end	No	No
Mutual Funds – closed-end	Yes	Yes
Options – exercise of option to buy or sell underlying stock	Yes	Yes
REITs (Real Estate Investment Trusts)	Yes	Yes
Short sales	Yes	Yes
Stocks (common or preferred)	Yes	Yes
Treasury Inflation Protected Securities	No	No
Unit Investment Trusts (UITs)	No	No

IMPORTANT NOTE: This summary was prepared as a convenient quick reference for Janus personnel and related parties. It does not supersede or replace the Ethics Rules, which all Janus personnel are required to review and follow. In the event of any conflict between this summary and the Ethics Rules, the Ethics Rules will control. If you have questions about any compliance-related issue, you should contact your Compliance or Legal representative for clarification.

Appendix B – Pre-Approved ETF List

US ETFs

Fund Name	Ticker
iPath DJ-UBS Commodity Index TR ETN	DJP
iPath S&P 500 VIX Short-Term Futures ETN	VXX
iShares Barclays 1-3 Year Credit Bond	CSJ
iShares Barclays 1-3 Year Treasury Bond	SHY
iShares Barclays 20+ Year Treas Bond	TLT
iShares Barclays 3-7 Year Treasury Bond	IEI
iShares Barclays 7-10 Year Treasury	IEF
iShares Barclays Aggregate Bond	AGG
iShares Barclays Credit Bond	CFT
iShares Barclays Intermediate Credit Bd	CIU
iShares Barclays MBS Bond	MBB
iShares Barclays Short Treasury Bond Fund	SHV
iShares Barclays TIPS Bond	TIP
iShares Dow Jones Select Dividend Index	DVY
iShares Gold Trust	IAU
iShares iBoxx $ High Yield Corporate Bd	HYG
iShares iBoxx $ Invest Grade Corp Bond	LQD
iShares JPMorgan USD Emerg Markets Bond	EMB
iShares MSCI ACWI Index	ACWI
iShares MSCI EAFE Growth Index	EFG
iShares MSCI EAFE Index	EFA
iShares MSCI EAFE Small Cap Index	SCZ
iShares MSCI EAFE Value Index	EFV
iShares MSCI Emerging Markets Index	EEM
iShares Russell 1000 Growth Index	IWF
iShares Russell 1000 Index	IWB
iShares Russell 1000 Value Index	IWD
iShares Russell 2000 Growth Index	IWO
iShares Russell 2000 Index	IWM
iShares Russell 2000 Value Index	IWN
iShares Russell 3000 Index	IWV
iShares Russell Midcap Growth Index	IWP
iShares Russell Midcap Index	IWR
iShares Russell Midcap Value Index	IWS
iShares S&P 100 Index	OEF
iShares S&P 500 Growth Index	IVW
iShares S&P 500 Index	IVV
iShares S&P 500 Value Index	IVE

Approved 8/7/2012

US ETFs

Fund Name	Ticker
iShares S&P Europe 350 Index	IEV
iShares S&P Global 100 Index	IOO
iShares S&P GSCI Commodity-Indexed Trust	GSG
iShares S&P MidCap 400 Growth Index	IJK
iShares S&P MidCap 400 Index	IJH
iShares S&P MidCap 400 Value Index	IJJ
iShares S&P National AMT-Free Muni Bd	MUB
iShares S&P SmallCap 600 Growth	IJT
iShares S&P SmallCap 600 Index	IJR
iShares S&P SmallCap 600 Value Index	IJS
iShares S&P U.S. Preferred Stock Index	PFF
iShares Silver Trust	SLV
PowerShares DB Commodity Index Tracking	DBC
PowerShares DB US Dollar Index Bullish	UUP
PowerShares Emerging Mkts Sovereign Debt	PCY
PowerShares FTSE RAFI US 1000	PRF
PowerShares Preferred	PGX
PowerShares QQQ	QQQ
Rydex S&P 500 Equal Weight	RSP
SPDR Barclays Capital 1-3 Month T-Bill ETF	BIL
SPDR Barclays Capital High Yield Bond	JNK
SPDR Barclays Capital Intl Treasury Bond	BWX
SPDR DB Intl Govt Infl-Protected Bond	WIP
SPDR Dow Jones Industrial Average	DIA
SPDR Gold Shares	GLD
SPDR Nuveen Barclays Capital Muni Bond	TFI
SPDR Nuveen Barclays Capital Short Term Municipal Bond	SHM
SPDR S&P 500	SPY
SPDR S&P Dividend	SDY
SPDR S&P MidCap 400	MDY
Vanguard Dividend Appreciation ETF	VIG
Vanguard Extended Market Index ETF	VXF
Vanguard FTSE All-Wld ex-US SmCp Idx ETF	VSS
Vanguard FTSE All-World ex-US ETF	VEU
Vanguard Growth ETF	VUG
Vanguard High Dividend Yield Indx ETF	VYM
Vanguard Intermediate-Term Bond ETF	BIV

Approved 8/7/2012

US ETFs

Fund Name	Ticker
Vanguard Interm-Tm Corp Bd Idx ETF	VCIT
Vanguard Large Cap ETF	VV
Vanguard Long-Term Bond Index ETF	BLV
Vanguard Mid-Cap ETF	VO
Vanguard Mid-Cap Growth ETF	VOT
Vanguard Mid-Cap Value ETF	VOE
Vanguard MSCI EAFE ETF	VEA
Vanguard MSCI Emerging Markets ETF	VWO
Vanguard MSCI Pacific ETF	VPL
Vanguard S&P 500 ETF	VOO
Vanguard Short-Term Bond ETF	BSV
Vanguard Short-Term Corporate Bond ETF	VCSH
Vanguard Small Cap ETF	VB
Vanguard Small Cap Growth ETF	VBK
Vanguard Small Cap Value ETF	VBR
Vanguard Total Bond Market ETF	BND
Vanguard Total Intl Stock Idx ETF	VXUS
Vanguard Total Stock Market ETF	VTI
Vanguard Total World Stock Index ETF	VT
Vanguard Value ETF	VTV
WisdomTree Emerging Markets Equity Inc	DEM
WisdomTree LargeCap Dividend	DLN

UK ETFs

Fund Name	Ticker
db X-trackers FTSE 100 ETF	XUKX_LN
db X-trackers FTSE 250 ETF	XMCX_LN
db X-trackers FTSE ALL-SHARE ETF	XASX_LN
db X-trackers MSCI Europe TRN Index ETF	XMEU_LN
db X-trackers Stoxx Global Select Div 100 ETF	XGSD_LN
HSBC FTSE 100 ETF	HUKX_LN
HSBC MSCI EUROPE ETF	HMEU_LN
SPDR FTSE UK All Share ETF	FTAL_LN
SPDR S&P Euro Dividend Aristocrats ETF	EUDV_LN
SPDR S&P UK Dividend Aristocrats ETF	UKDV_LN
Amundi ETF MSCI UK	CUK_LN
iShares MSCI Europe	IMEU_LN
iShares FTSE UK Dividend Plus	IUKD_LN
Approved 8/7/2012

Singapore ETFs

Fund Name	Ticker
iShares S&P 500 Index Fund	IVV SP
iShares MSCI Singapore (Free) Index Fund	EWS SP
db x-trackers MSCI Em Mkt Index ETF	XMEM SP
db x-trackers MSCI World Index	XMWO SP
db x-trackers DJ Euro STOXX 50	XESX SP
db x-trackers MSCI Em Asia TRN Index ETF	XMAS SP
db x-trackers MSCI Europe TRN Index ETF	XMEU SP
db x-trackers MSCI Japan TRN Index ETF	LF2 SP
db x-trackers MSCI AC Asia ex Japan Index ETF	XAXJ SP
db x-trackers S&P500 ETF	K6K SP
db x-trackers CSI300 Index ETF	XCSI SP
Lyxor ETF MSCI Emerging Markets	LEM SP
Lyxor ETF China Enterprise (HSCEI)	ASI SP
Lyxor ETF MSCI World	WLD SP
Lyxor ETF MSCI Europe	MEU SP
Lyxor ETF Dow Jones Industrial Average	DJI SP
Lyxor ETF MSCI AC Asia Pacific ex Japan	AEJ SP
Lyxor ETF Japan (TOPIX®)	JPN SP
Lyxor ETF Commodities CRB	CRB SP
Diamonds Trust Series I	DIA SP
SPDR Gold Shares	GLD SP
Approved 8/7/2012

Hong Kong ETFs

Fund Name	Ticker
CountryiShares Asia Trust - iShares FTSE A50 China Tracker	2823 HK
iShares Asia Trust - iShares MSCI China	2801 HK
iShares MSCI Emerging Asia Index ETF	2802 HK
iShares MSCI Asia APEX Small Cap Index ETF	3004 HK
iShares MSCI Asia APEX 50 Index ETF	3010 HK
iShares MSCI Asia APEX Mid Cap Index ETF	3032 HK
WISE - CSI 300 China Tracker	2827 HK
db x-trackers MSCI Emg Mkt TRN Index ETF	3009 HK
db x-trackers MSCI World Index	3019 HK
db x-trackers MSCI USA TRN Index	3020 HK
db x-trackers MSCI Em Asia TRN Index ETF	3035 HK
db x-trackers MSCI Pacific ex Japan INDEX ETF	3043 HK
db x-trackers CSI300 Index ETF	3049 HK
db x-trackers US Dollar Cash ETF	3011 HK
db x-trackers MSCI China TRN Index ETF	3055 HK
Hang Seng Index ETF	2833 HK
Hang Seng H-Share Index ETF	2828 HK
ABF Hong Kong Bond Index Fund	2819 HK
SPDR Gold Trust	2840 HK
Tracker Fund of Hong Kong	2800 HK
ABF Pan-Asia Bond Index Fund	2821 HK
Approved 8/7/2012